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                                                                   EXHIBIT 23.01


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Quintiles Transnational Corp.:

As independent public accountants, we hereby consent to the incorporation of our report dated January 26, 2000 (except with respect to the matter discussed in Note 17, as to which the date is February 3, 2000) included in this Form 10-K, into the Company's previously filed Registration Statements 33-91026 on Form S-8, 333-03603 on Form S-8, 333-16553 on Form S-8, 333-40493 on Form S-8,
333-60797 on Form S-8, 333-75183 on Form S-8, 333-92987 on Form S-8, 333-19009
on Form S-3, 333-28919 on Form S-3, 333-38181 on Form S-3, 333-40497 on Form
S-3, 333-48403 on Form S-3, 333-65743 on Form S-3, 333-83051 on Form S-3.


ARTHUR ANDERSEN LLP

Raleigh, North Carolina,
March 30, 2000.